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                                                                     EXHIBIT 2.5
                                                                     -----------
                                    FORM OF
                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS AGREEMENT, made and entered into as of ________ ___, 1999 (the "Effective Date"), by and between PrivateBank & Trust Company (hereinafter called the "Employer "), and Thomas N. Castronovo (hereinafter called the "Employee").

                               WITNESSETH THAT:


     WHEREAS, Employee currently serves as President of Towne Square Financial Corporation ("TSFC"), which is in the process of organizing a "de novo" Illinois chartered bank to be located in St. Charles, Illinois;

     WHEREAS, Employee owns, directly or indirectly, 16 2/3% of the outstanding common stock of TSFC;

     WHEREAS, Employer, an Illinois chartered bank, is a wholly-owned subsidiary of PrivateBancorp, Inc. ("Bancorp");

     WHEREAS, Bancorp has entered into a stock purchase/merger agreement (the "Acquisition Agreement") between Bancorp, TSFC and the stockholders of TSFC for the purpose of acquiring 100% of the outstanding common stock of TSFC in exchange for shares of Bancorp (the "Acquisition");

     WHEREAS, in connection with the Acquisition, Bancorp and TSFC have agreed that Employee would be employed by Employer as of the effective date of the Acquisition Agreement; and

     WHEREAS, subject to the consummation of the Acquisition, Employer desires to employ Employee, and Employee desires to serve, as Managing Director of the new St. Charles Office of Employer (the "Office"), or in the event Employer does not receive regulatory approval to establish the Office, a position with comparable duties and responsibilities.

     NOW THEREFORE, in consideration of the mutual promises herein contained and subject to the conditions precedent that the Acquisition shall be consummated, the parties agree as follows:
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     1.   Employment and Term.
          -------------------

          (a)  Employment.  The Employer shall employ Employee as the Managing
               ----------
Director of the Office, and the Employee shall so serve for the term set forth in this Paragraph.

          (b)  Term.  The initial term of the Employee's employment under this
               ----
Agreement shall commence on the Effective Date hereof and end on the third anniversary date of such Effective Date (the "Initial Term") subject to extension of such Initial Term as hereafter provided and subject to earlier termination as provided in Paragraph 7.

          (c) The Initial Term shall be automatically extended for one (1) additional year, after the Initial Term expires, and thereafter a similar extension shall occur on each succeeding anniversary date of the Effective Date hereof, unless at least ninety (90) days prior to the end of the Initial Term or any other anniversary date, either the Board of Directors of Employer or the Employee gives written notice to the other that the term of this Agreement shall not be so extended. In the event the Board of Directors of Employer exercises its option not to extend the term in the manner described above, Employee shall be considered discharged without cause, and shall receive the benefits described in Paragraph 8(b).

     2.   Duties and Responsibilities.
          ---------------------------

          (a) The duties and responsibilities of Employee shall be of an employee nature as shall be required by the Employer in the conduct of its business. Employee's powers and authority shall include such duties and responsibilities as from time to time may be assigned to him by the Board of Directors of Employer consistent with the position of Managing Director of an office of Employer, including, but not limited to in the event Employer receives regulatory approval to establish the Office, the organization, development, administration, growth and success of the Office. Employee recognizes, that during the period of his employment hereunder, he owes an undivided duty of loyalty to the Employer and agrees to devote his entire business time and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of the Employer. Employee will not perform any duties for any other business without the prior written consent of the Employer but may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement.

          (b) Notwithstanding that this Agreement provides for the employment of Employee as the Employer's Managing Director of the Office or a similar position as described in Paragraph 1(a), nothing herein contained shall assure Employee, nor in any manner be construed to constitute an agreement by the Employer to continue the employment of Employee after the expiration of this Agreement in such capacity or in any other capacity.

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     3.   Salary.
          ------

          (a)  Base Salary.  For services performed by the Employee for the
               -----------
Employer pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Employer shall pay the Employee a base salary at the rate of One hundred twelve thousand dollars ($112,000) per year, payable in substantially equal installments in accordance with the Employer's regular payroll practices. The Employee's base salary (with any increases under paragraph (b), below) shall not be subject to reduction without the Employee's written consent. Any compensation which may be paid to the Employee under any additional compensation or incentive plan of the Employer or which may be otherwise authorized from time to time by the Board of Employer (or an appropriate committee thereof) shall be in addition to the base salary to which the Employee shall be entitled under this Agreement.

          (b)  Board Review of Base Salary.  Employee's base salary shall be
               ---------------------------
subject to review from time to time, and the Employer may (but is not required to) increase the base salary as the Board of Employer (or a duly authorized committee thereof), in its discretion, may determine.

     4.   Annual Bonuses.  For each fiscal year during the term of employment,
          --------------
the Employee shall be eligible to receive a bonus in the amount, if any, as may be determined from time to time by the Board of Directors of Employer in its sole discretion. Employee shall receive a $25,000 bonus for the 1999 calendar year ("1999 Bonus"). The 1999 Bonus shall be payable in January, 2000.

     5.   Equity Incentive Compensation.
          -----------------------------

          (a)  Participation in Stock Incentive Plan.  During the term of
               -------------------------------------
employment hereunder the Employee shall be eligible to participate in the Bancorp Stock Incentive Plan ("Stock Incentive Plan"), and in any other equity-based incentive compensation plan or program adopted by Bancorp, including (but not by way of limitation) any plan providing for the granting of (i) options to purchase stock, (ii) restricted stock or (iii) similar equity-based units or interests to officers of the Employer.

          (b)  Incentive Stock Options.  The Employer shall grant to Employee an
               -----------------------
option to purchase 7,000 shares of Bancorp common stock (such shares calculated after taking into effect the stock split of Bancorp scheduled to occur on or about June 30, 1999), which option shall be granted under the Stock Incentive Plan, and shall provide for a vesting schedule as follows (i) fifty percent (50%) of the shares granted shall vest on the second anniversary of the grant;
(ii) seventy-five percent (75%) of the shares granted shall vest on the third anniversary of the grant; and (iii) one hundred percent (100%) of the shares granted shall vest on the fourth anniversary of the grant. The strike price for said option shall be the initial offering price for the Bancorp initial public offering ("IPO") now pending.

          (c)  Restricted Stock.  The Employer shall grant to Employee a
               ----------------
restricted stock award for 3,000 shares of Bancorp common stock (such shares calculated after taking into effect the

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stock split of Bancorp scheduled to occur on or about June 30, 1999), which award shall be granted under the Stock Incentive Plan, and shall vest 100% on the fifth anniversary date of the Effective Date. The incentive stock option and the restricted stock award shall be evidenced by separate agreements between Bancorp and Employee.

          (d)  Delay or Termination of the Initial Public Offering. In the event
               ---------------------------------------------------
the IPO of Bancorp is projected to be delayed beyond July 31, 1999, or is terminated, for any reason, the fair market value (strike price) of the incentive stock options and restricted stock granted to Employee pursuant to Paragraphs 5(b) and (c) above, shall be seventeen dollars ($17.00) per share.

     6.   Other Benefits.  In addition to the compensation described in
          --------------
Paragraphs 3, 4 and 5, above, the Employee shall also be entitled to the following:

          (a)  Sign-on Bonus. Employee shall be granted a $150,000 sign-on bonus
               -------------
upon execution of this Agreement ("Sign-on Bonus"). The Sign-on Bonus shall be paid as follows: (i) $75,000 payable on the date the Office is fully functional and first opens for business at 24 South Second Street, St. Charles, Illinois 60174 (the "Opening Date"); (ii) $75,000 payable on the six-month anniversary of the Opening Date.

          (b)  No-interest Loan.  Bancorp has provided Employee with a no-
               ----------------
interest loan in the amount of $175,000 (the "Employee Loan") which is evidenced by a promissory note. The proceeds of the Employee Loan have been used by Employee to purchase shares of common stock of Bancorp pursuant to the IPO of Employer. The Employee Loan shall be repaid with the proceeds of the Sign-On Bonus and the 1999 Bonus, the proceeds which shall be directly applied by the Employer to reduce the Employee Loan. Such loan shall be repaid in full by the earlier of: (i) the six-month anniversary of the Opening Date, (ii) December 31, 2000, (iii) the termination of Employee's employment with Employer, or (iv) the sale of the shares of common stock of Bancorp. If the IPO is delayed or terminated as provided above, such shares shall be sold directly by the Company to the Employee at the Fair Market Value.

          (c)  Participation in Benefit Plans. The Employee shall be entitled to
               ------------------------------
participate in all of the various retirement, welfare, fringe benefit, and expense reimbursement plans, programs and arrangements of the Employer to the extent the Employee is eligible for participation under the terms of such plans, programs and arrangements, including, but not limited to non-qualified retirement programs and deferred compensation plans.

          (d)  Vacation.  The Employee shall be entitled to such number of days
               --------
of vacation with pay during each calendar year during the period of employment in accordance with the Employer's applicable personnel policy as in effect from time to time.

          (e)  Employee Perquisites.  The Employer shall furnish Employee with
               --------------------
such perquisites which may from time to time be provided by the Employer which are suitable to the Employee's position and adequate for the performance of his duties hereunder and reasonable in the circumstances.

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          (f)  Expense Reimbursement.  The Employer shall reimburse Employee's
               ---------------------
reasonable expenses incurred in performing services hereunder, which are incurred and accounted for in accordance with Employer's regular policies and procedures applicable thereto including, but not limited to, a five hundred dollar ($500) per month car allowance from Employer.

          (g)  Country Club Membership.  Employer shall pay Employee's monthly
               -----------------------
dues (but not assessments) at the St. Charles Country Club.

     7.   Termination.  Unless earlier terminated in accordance with the
          -----------
following provisions of this Paragraph 7, the Employer shall continue to employ the Employee and the Employee shall remain employed by the Employer during the entire term of this Agreement as set forth in Paragraph 1(b) and any extension
of said term provided under Paragraph 1(c).   Paragraph 8 hereof sets forth
certain obligations of the Employer in the event that the Employee's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below.

          (a)  Death or Disability.  Except to the extent otherwise provided in
               -------------------
Paragraph 8 with respect to certain post-Date of Termination payment obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event of the Employee's death or in the event that the Employee becomes disabled. The Employee will be deemed to be disabled upon the earlier of (i) the end of a six (6)-consecutive month period, or of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, the Employee has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board of Directors of Employer, and as to whom the Employee has no reasonable objection, determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Employee is disabled, upon reasonable request therefor by the Board of Directors of Employer, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board of Directors of Employer shall promptly give the Employee written notice of any such determination of the Employee's disability and of any decision of the Board of Directors of Employer to terminate the Employee's employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Employee under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Employee in accordance with any disability policy or program of the Employer.

          (b)  Discharge for Cause.  In accordance with the procedures
               -------------------
hereinafter set forth, the Board of Directors of Employer may discharge the Employee from his employment hereunder for Cause (as hereinafter defined). Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Employee is discharged for

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Cause. Any discharge of the Employee for Cause shall be communicated by a Notice of Termination to the Employee given in accordance with Paragraph 14 of this Agreement.

          (c)  Termination for Other Reasons.  The Employer may discharge the
               -----------------------------
Employee without Cause by giving written notice to the Employee in accordance with Paragraph 14. The Employee may resign from his employment with or without Good Reason by giving written notice to the Employer in accordance with Paragraph 14 at least thirty (30) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within sixty (60) days after the occurrence which constitutes "Good Reason." Paragraph 8 below provides for the consequences of any such termination.

          (d)  Definitions.  For purposes of this Agreement, the following
               -----------
capitalized terms shall have the meanings set forth below:

               (i)   "Accrued Obligations" shall mean, as of the Date of
                      -------------------
Termination, the sum of (A) the Employee's base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any deferred compensation and other cash compensation accrued by the Employee as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards vested or accrued under any equity-based incentive compensation plan or program and (E) all other benefits which have accrued as of the Date of Termination. For the purpose of this Paragraph 7(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the pertinent Board of Directors in accordance with the applicable plan, program or policy.

               (ii)  "Cause" shall mean (A) any felony conviction; (B) any act
                      -----
(reasonably proven by Employer) of fraud or embezzlement by the Employee or any substantial breach of trust by the Employee related to the Employee's employment with Employer; (C) a written recommendation for removal of the Employee from his position with Employer by any of Employer's federal or state regulators, in which case Employer shall furnish written notice of the foregoing to Employee and Employee shall then have forty-five (45) days from the date of said notice to have the regulators withdraw their recommendation; (D) any material violation by the Employee of any local, state, or federal law or regulation, the Employee's compliance with which is material to the performance of his duties under this Agreement; (E) Employee's refusal to so comply with the reasonable rules, regulations, policies, directions, and restrictions as may be established from time to time by the Board of Directors of Employer (and which Employee has been advised in writing) or the willful failure or misconduct or gross negligence by Employee in connection with the performance of the Employee's duties, responsibilities, agreements, and covenants hereunder, which misconduct, gross negligence, or refusal to comply continues for a period of ten (10) days after written notice from Employer specifically identifying the manner in which Employee has refused or grossly negligently or willfully failed to fulfill or perform any such rules, regulations, policies, directions, restrictions, duties, responsibilities, agreements or covenants hereunder; (F) repeated abuse (following at least one written warning) of alcohol or any illegal use of narcotics; or (G) any other material breach of this Agreement by Employee.

               (iii)  "Change in Control" shall mean the occurrence of any one
                       -----------------
of the following events:

                      (A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than
     (i) a trustee or other fiduciary holding securities under an employee benefit plan of Bancorp or any of its subsidiaries, or (ii) a corporation owned directly or indirectly by the stockholders of Bancorp in substantially the same proportions as their ownership of stock of Bancorp, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said
     Act), directly or indirectly, of securities of Bancorp representing 25% or more of the total voting power of the then outstanding shares of capital stock of Bancorp entitled to vote generally in the election of directors (the "Voting Stock"), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 25% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from Bancorp, or (2) such person becomes a beneficial owner of 25% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by Bancorp; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 25% or more of the Voting Stock for purposes of this paragraph (A), provided such person continues to beneficially own 25% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

                      (B) During any period of two consecutive years, individuals (the "Incumbent Board"), who at the beginning of such period constitute the board of directors of Bancorp, and any new director, whose election by the board of directors of Bancorp or nomination for election by Bancorp's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

                      (C) Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of Bancorp (a "Business Combination"), in each case, unless
     (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Corporation resulting from the Business Combination (including, without limitation, a Corporation which as a result of the Business Combination owns Bancorp's or all or substantially all of Bancorp's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of Bancorp, and (2) at least a majority of the members of the board of directors of the Corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

                    (D) the stockholders of Bancorp approve a plan of complete liquidation or dissolution of Bancorp.

The board of directors of Employer has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), (C) and (D) and to determine the exact date on which a change in control has been deemed to have occurred thereunder.

               (iv) "Date of Termination" shall mean (A) in the event of a
                     -------------------
discharge of the Employee for or without Cause, the date the Employee receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a resignation by the Employee, the date specified in the written notice to the Employee, which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Employee's death, the date of the Employee's death, and (D) in the event of termination of the Employee's employment by reason of disability pursuant to Paragraph 7(a), the date the Employee receives written notice of such termination.

               (v)  "Good Reason"  shall mean the occurrence, other than in
                     -----------
connection with a discharge, of any of the following without the Employee's consent: (A) Employee is not re-elected or is removed from the position with the Employer set forth in Paragraph 1(a), other than as a result of Employee's election or appointment to positions of equal or superior scope and responsibility; or (B) Employee shall fail to be vested (or continue to be vested) by the Employer with the power and authority of any of said position, excluding for this purpose any isolated action not taken in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Employee in accordance with Paragraph 14; or (C) any failure by the Employer to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Employee in accordance with Paragraph 14; or (D) the Employer requiring the Employee to be based at an office or location which is more than 50 miles from the Employee's office as of the Effective Date.

               (vi) "Notice of Termination" shall mean a  written notice which
                     ---------------------
(A) indicates the specific termination provision in this Agreement relied upon,
(B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date.

     8.   Obligations of the Employer Upon Termination.  The following
          --------------------------------------------
provisions describe the obligations of the Employer to the Employee under this Agreement upon termination of employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Employee may have under applicable law, under any other agreement with the Employer or any of its affiliates or subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Employer or any of its affiliates or subsidiaries.

          (a)  Death, Disability, Discharge for Cause or Resignation Without
               -------------------------------------------------------------
Good Reason. In the event this Agreement terminates pursuant to Paragraph 7(a)
-----------
by reason of the death or disability of the Employee, or pursuant to Paragraph 7(b) by reason of the discharge of the Employee by the Employer for Cause or pursuant to Paragraph 7(c) by reason of the resignation of the Employee other than for Good Reason, the Employer shall pay to the Employee, or his heirs or estate, in the event of the Employee's death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Employee. In addition, in the event of Employee's death during the term hereof, an additional six (6) month base salary shall be due Employee.

          (b)  Discharge Without Cause, Expiration of Term or Resignation with
               ---------------------------------------------------------------
Good Reason.  In the event that this Agreement terminates pursuant to:  (A)
-----------
Paragraph 7(c) by reason of the discharge of the Employee by the Employer other than for Cause or his disability or his death; (B) due to the resignation of the Employee for Good Reason, or (C) because the term hereof has expired:

               (i) The Employer shall pay all Accrued Obligations to the Employee in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Employee. Notwithstanding any other contract between Employee and Employer, Employer plan or policy to the contrary, all shares granted to Employee under Paragraph 5(b) and (c) shall vest in full upon any termination of this Agreement pursuant to Paragraph 7(c) other than by way of a resignation by Employee where such resignation is not justified by "Good Reason" as provided in said Paragraph 7(c);

               (ii) Within thirty (30) days after the Date of Termination, the Employer shall pay to the Employee a bonus for the year during which termination occurs, calculated as a prorata portion of his prior year's bonus amount (if any) based on the number of days elapsed during the year through the Date of Termination;

               (iii) Continuation for a period of twelve (12) months (the "Severance Period") of his then current annual base salary, payable in substantially equal installments in accordance with the Employer's regular payroll practices, provided, however, in
                                                          --------  -------
the event Employee is discharged by the Employer other than for Cause or his disability or death under Paragraph 7(c) above, the Severance Period shall be the greater of a period of twelve (12) months, or the remainder of the Initial Term hereof. In the event Employee's Severance Period is extended beyond a period of twelve (12) months, pursuant to this subparagraph any compensation received, or to be received, by Employee from another employer or party compensating Employee for services rendered during, or with respect to, such period of time greater than twelve (12) months shall be deducted from any compensation owed pursuant to this Paragraph 8(b);

               (iv) Continuation for the Severance Period of the Employee's right to maintain COBRA continuation coverage under the applicable plans at premium rates on the same "cost-sharing" basis as the applicable premiums paid for such coverage by active employees as of the Date of Termination; and

               (v) Outplacement counseling, the scope and provider of which shall be selected by the Employer for a period beginning on the Date of Termination and ending on the date the Employee is first employed elsewhere or otherwise is provided compensated services of any type (including self-employment), provided that in no event shall such outplacement services be provided for a period greater than two (2) years.

In the event that upon the expiration of the Severance Period, Employee is not employed or otherwise providing compensated services of any type (including self-employment), and has not done so during the final ninety (90) days of the Severance Period, the Employer may, in its sole discretion (which discretion need not be applied in a consistent manner from one Employee to another), agree to extend the Severance Period for up to an additional six (6) months (the "Extended Severance Period"). The payments to Employee described in subparagraph (iii) above and the reduced COBRA continuation premium described in subparagraph (iv) above shall continue during the Extended Severance Period, subject to earlier termination effective as of the first day of the month following the date on which the Employee becomes employed or provides compensated services of any type (including self-employment).

The Employee shall provide such information as the Employer may reasonably request to determine Employee's continued eligibility for the payments and benefits provided by this Paragraph 8(b).

          (c)  Effect of Change in Control.  In the event that a Change in
               ---------------------------
Control occurs and this Agreement thereafter terminates pursuant to Paragraph 7(c) either (a) by reason of the discharge of the Employee by the Employer (other than for Cause, death or disability), or (b) by reason of the resignation of the Employee for Good Reason; with such resignation occurring within one year from the effective date of the Change in Control:

               (i) The Employer shall pay all Accrued Obligations to the Employee in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Employee, notwithstanding any other contract between Employee and Employer, Employer plan or policy to the contrary, all shares granted to Employee under Paragraph 5(b) and (c) shall vest in full upon the termination of this Agreement under the circumstances set forth in Paragraph 8(c);

               (ii) Within thirty (30) days after the Date of Termination, the Employer shall pay to the Employee a bonus for the year during which termination occurs, calculated as a prorata portion of his prior year's bonus amount (if any) based on the number of days elapsed during the year through the Date of Termination;

               (iii) The Employer shall pay the Employee a lump sum payment within thirty (30) days after such termination of employment in the amount of two (2) times the sum of the following:

                      (A) the amount of Employee's annual base salary determined as of the Date of Termination, or the date immediately preceding the date of the Change in Control, whichever is greater; plus

                      (B) the greater of (A) the Employee's bonus amount, if any, for the contract year immediately preceding that in which the Date of Termination occurs, or (B) the average of the sum of the bonus amounts earned by Employee with respect to the three (3) contract years immediately preceding the contract year in which Employee's Date of Termination occurs, or if such sum would be greater, with respect to the three (3) contract years immediately preceding the contract year of the date of the Change in Control; plus

                      (C)  the sum of:

                           (I) the annual value of the contributions that would have been expected to be made or credited by the Employer to, and benefits expected to be accrued under, the qualified and non-qualified employee profit sharing, 401(k), pension and any other benefit plans maintained by the Employer to or for the benefit of Employee; plus

                           (II)  the annual value of the Other Benefits
          described in Paragraph 6(c) and (e) above.

For purposes of paragraph (C)(I) above, the annual value of the contributions and accruals to or under the employee benefit plans shall be determined on the basis of the actual rate of contributions or accruals, as applicable, and the provisions of the plans as in effect during the contract year immediately preceding the date of the Change in Control, or if the value so determined would be greater, during the contract year immediately preceding the Date of Termination. The "annual value" of the Employee perquisites described in Paragraph 6(e) for purposes of paragraph (C)(I) above shall be 7.5% of the annual base salary amount applicable under clause (iii)(A) above.

Employee shall also be entitled to out-placement counseling from a firm selected by Employer for a period beginning on the date of termination of employment and ending on the date Employee is first employed or otherwise providing compensated services of any type (including, but not limited to, self-employment), provided, that in no event shall Employee be entitled to out-placement counseling after the date which is two (2) years from the date of termination of employment.

Notwithstanding the foregoing, if a Change in Control occurs and this Agreement is terminated prior to the Change in Control pursuant to Paragraph 7(c) by reason of the discharge of the Employee by the Employer, other than for Cause or death or disability, or by reason of the resignation of the Employee for Good Reason, then Employee shall be deemed for purposes of this Paragraph 8(c) to have so terminated pursuant to Paragraph 7(c) immediately following the date the Change in Control occurs if it is reasonably demonstrated by Employee that such earlier termination was (i) at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control.

          (d)  Effect on Other Amounts.  The payments provided for in this
               -----------------------
Paragraph 8 shall be, in addition to all other sums then payable and owing to Employee, be subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Employee's claims and demands. Upon such termination of this Agreement, Employer shall have no obligations under this Agreement, other than its obligations under this Paragraph 8, and Employee shall have no obligations under this Agreement, other than Employee's obligations under Paragraphs 12 and 15; the parties are also parties to the separate Non-Compete and Support Agreement between Employee and Employer ("Non-Compete and Support Agreement") (attached hereto as Exhibit B) which shall survive the termination hereof.

          (e)  Conditions. Any payments of benefits made or provided pursuant to
               ----------
this Paragraph 8 are subject to the Employee's:

               (i) compliance with the provisions of Paragraph 12 and the separate Non-Compete and Support Agreement to which Employee is a party;

               (ii) delivery to the Employer of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

               (iii) delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 8 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

     9.   Certain Additional Payments by the Employer.
          -------------------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or if any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of paragraph (c), below, all determinations required to be made under this Paragraph 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accountants then regularly retained by the Employer (the "Accounting Firm") in consultation with counsel acceptable to Employee, which shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, the Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder) in consultation with counsel acceptable to Employee. All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Paragraph 9, shall be paid by the Employer to the Employee within five
(5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to paragraph (c), below, and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.

          (c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Employee gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) Give the Employer any information reasonably requested by the Employer relating to such claim,

               (ii) Take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

               (iii) Cooperate with the Employer in good faith in order effectively to contest such claim, and

               (iv) Permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Employee of an amount advanced by the Employer pursuant to paragraph (c), above, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer's complying with the requirements of said paragraph (c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Employer pursuant to said paragraph
(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     10.  Dispute Resolution.  In the event any dispute arises and the parties
          ------------------
after good faith efforts are unable to agree as to the calculation of the amounts payable under this Agreement, it shall be settled in accordance with the majority opinion of a committee consisting of an accountant chosen by the Employer, an accountant chosen by Employee and an independent accountant acceptable to both Employee and the Employer, as the case may be. The committee's determination shall be binding and conclusive on the parties hereto. The Employer shall pay all fees and expenses of the dispute resolution.

     11.  Enforcement.  In the event the Employer shall fail to pay any amounts
          -----------
due to Employee under this Agreement as they come due, the Employer agrees to pay interest on such amounts at a rate equal to the prime rate (as from time to time published in The Wall Street Journal (Midwest Edition) plus four percent
                  -----------------------
(4%) per annum. The Employer agrees that Employee and any successor shall be entitled to recover all costs of enforcing any provision of this Agreement, including reasonable attorneys' fees and costs of litigation.

     12.  Confidential Information.  Employee shall not at any time during or
          ------------------------
following his employment hereunder, directly or indirectly, disclose or use on his behalf or another's behalf, publish or communicate, except in the course of his employment and in the pursuit of the business of the Employer or Bancorp or affiliates, any proprietary information or data of the Employer or Bancorp or affiliates, which is not generally known in the banking business and which the Employer and/or Bancorp may reasonably regard as confidential and proprietary. Employee recognizes and acknowledges that all knowledge and information which he has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Employer and/or Bancorp or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Employer and/or Bancorp are its sole valuable property, and shall be held by Employee in confidence and in trust for their sole benefit. All records of every nature and description which come into Employee's possession, whether prepared by him, or otherwise, shall remain the sole property of the Employer and/or Bancorp and upon termination of his employment for any reason, said records shall be left with the Employer and/or Bancorp as part of its property.

     13.  Remedies.   Employee acknowledges that the restraints and agreements
          --------
herein provided are fair and reasonable, that enforcement of the provisions of Paragraph 12 and the Non-Compete and Support Agreement will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Employer and its legitimate and proprietary business interests and property from irreparable harm. Employee acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraph 12 or the Non-Compete and Support Agreement, will result in irreparable harm to the business of the Employer, (b) a remedy at law in the form of monetary damages for any breach by him of any of the covenants and provisions contained in Paragraph 12 or the Non-Compete and Support Agreement is inadequate, (c) in addition to any remedy at law or equity for such breach, the Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Employee of the obligations hereunder and to enjoin Employee from engaging in any activity in violation hereof and (d) the covenants on his part contained in Paragraph 12 or the Non-Compete and Support Agreement, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Employer of said covenants. In the event of a breach or a violation by Employee of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period, as defined in the Non-Compete and Support Agreement (but not of Employee's obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

     14.  Notices.  Any notice or other communication required or permitted to
          -------
be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:

          (a) If to Employee, at the address set forth on the signature page hereof.

          (b)  If to the Employer:

               PrivateBancorp, Inc.
               Ten North Dearborn Street
               Suite 900
               Chicago, Illinois  60602
               Attn:  Mr. Ralph B. Mandell
               Telecopy No.:  (312) 683-7111
               with a copy to:

               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street
               Chicago, Illinois  60601-1003
               Attn:  Mr. Daniel O'Rourke
               Telecopy No.:  (312) 609-5005

or to such other address(es) or telecopy number(s) as any party may designate by Written Notice in the aforesaid manner.

     15.  Indemnification.
          ---------------

          (a) In the event that legal action is instituted against Employee during or after the term hereof by a third party (or parties) based on the performance or nonperformance by Employee of his duties hereunder, the Employer will assume the defense of such action by its attorneys or attorneys selected by Employee reasonably satisfactory to the Employer and advance the costs and expenses thereof (including reasonable attorneys' fees) without prejudice to or waiver by the Employer of its rights and remedies against Employee. In the event that there is a final judgment entered against Employee in any such litigation, and the Employer's Board of Directors determines that Employee should, in accordance with its charter, By-Laws, or insurance reimburse such entities, Employee shall be liable to the Employer for all such costs and expenses paid or incurred by them in the defense of any such litigation (the "Reimbursement Amount"). The Reimbursement Amount shall be paid by Employee within thirty (30) days after rendition of the final judgment. The Employer shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by the Employer to Employee hereunder or otherwise. The parties shall cooperate in the defense of any asserted claim, demand or liability against Employee or the Employer or its subsidiaries or affiliates. The term "final judgment" as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.

          (b) The rights to indemnification under this Paragraph 15 shall be in addition to any rights which Employee may now or hereafter have under the charter or By-laws of the Employer or any of its affiliates or subsidiaries, under any insurance contract maintained by the Employer or any of its affiliates or subsidiaries, or any agreement between Employee and the Employer or any of its affiliates or subsidiaries.

     16.  Full Settlement; No Mitigation.   The Employer's obligation to make
          ------------------------------
the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment, except as provided in Paragraph 8(b)(iii).

     17.  Payment in the Event of Death.  In the event payment is due and owing
          -----------------------------
by the Employer to Employee under this Agreement upon the death of Employee, payment shall be made to such beneficiary as Employee may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Employee, shall be entitled to receive all amounts owing to Employee at the time of death under this Agreement. Such payments shall be in addition to any other death benefits of the Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

     18.  Entire Understanding.  This Agreement constitutes the entire
          --------------------
understanding between the parties relating to Employee's employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

     19.  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the heirs and representatives of the Employee and the successors and assigns of the Employer. The Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Employer in accordance with the operation of law, and such successor shall be deemed the "Employer" for purposes of this Agreement.

     20.  Tax Withholding.  The Employer shall provide for the withholding of
          ---------------
any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Employee under this Agreement or otherwise. The Employer may, at its option: (a) withhold such taxes from any cash payments owing from the Employer to the Employee, (b) require the Employee to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Employee to satisfy such withholding obligations.

     21.  No Assignment.  Except as otherwise expressly provided herein, this
          -------------
Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

     22.  Execution in Counterparts.  This Agreement may be executed by the
          -------------------------
parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     23.  Jurisdiction and Governing Law.  Except as provided in Paragraph 10,
          ------------------------------
jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

     24.  Severability.  If any provision of this Agreement shall be adjudged by
          ------------
any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     25.  Waiver.  The waiver of any party hereto of a breach of any provision
          ------
of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

     26.  Amendment.  No change, alteration or modification hereof may be made
          ---------
except in a writing, signed by each of the parties hereto.

     27.  Construction.  The language used in this Agreement will be deemed to
          ------------
be the language chosen by Employer and Employee to express their mutual intent and no rule of strict construction shall be applied against any person.
Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.


                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


ATTEST:                               EMPLOYER



_________________________________     ______________________________________
                                      By:    Ralph B. Mandell
                                             -------------------------------

                                      Title: Chairman, President and Chief
                                             -------------------------------
                                             Executive Officer
                                             -------------------------------


Address:                              EMPLOYEE

__________________________            ______________________________________

                                      Name:  Thomas N. Castronovo
__________________________                   -------------------------------

                                      Title: Managing Director
__________________________                   -------------------------------

                       EXHIBIT A TO EMPLOYMENT AGREEMENT
                       ---------------------------------


                        RELEASE AND SEVERANCE AGREEMENT
                        -------------------------------

     THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this ____ day of _________, _____ by and between PrivateBancorp, Inc. and its subsidiary, PrivateBank & Trust Company (collectively ("PBI") and Thomas N. Castronovo (hereinafter "Employee").

     Employee's employment with PBI terminated on __________, ______; and Employee has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Employment Agreement ("Employment Agreement") to which Employee otherwise would not be entitled.

     NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, Employee on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge PBI, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney's fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from PBI, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

     Employee acknowledges that Employee's obligations pursuant to Paragraph 12 of the Employment Agreement relating to the use or disclosure of confidential information, and the obligations pursuant to the Non-Compete and Support Agreement between PBI and Employee, shall continue to apply to Employee.

     This Release and Settlement Agreement supersedes any and all other agreements between Employee and PBI except agreements relating to proprietary or confidential information belonging to PBI and the Non-Compete and Support Agreement between PBI and Employee, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.

     This release does not affect Employee's right to any benefits to which Employee may be entitled under any employee benefit plan, program or arrangement sponsored or provided by PBI, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.

     Employee and PBI acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, Employee acknowledges and agrees that:

          (a) The Severance benefits exceed the nature and scope of that to which he would otherwise have been legally entitled to receive.

          (b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;

          (c) He has been advised by PBI to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

          (d) He has had at least twenty-one (21) calendar days within which to consider this Agreement;

          (e) He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

          (f) He has read and fully understands the terms of this agreement; and

          (g) Nothing contained in this Agreement purports to release any of Employee's rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

PRIVATEBANCORP, INC., for itself and its          EMPLOYEE
Subsidiary, PRIVATEBANK & TRUST
COMPANY


By:________________________________________       _____________________________
                                                  Thomas N. Castronovo
Its:_______________________________________

                       Exhibit B to Employment Agreement
                       ---------------------------------

                                      B-1